Exhibit 3.3

EXECUTION VERSION

LIMITED LIABILITY COMPANY

AGREEMENT

OF

KINDRED HEALTHCARE, LLC

This Limited Liability Company Agreement (this “Agreement”) of Kindred Healthcare, LLC, a Delaware limited liability company (the “Company”), is made, entered into and effective as of July 2, 2018 by Kentucky Homecare Intermediate, Inc., a Delaware corporation, as the sole member (the “Member”).

WITNESSETH:

WHEREAS, the Certificate of Incorporation of Kindred Healthcare, Inc., a Delaware corporation (the “Corporation”), was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on March 27, 1998; and

WHEREAS, on the date of this Agreement, the Corporation filed a Certificate of Conversion with the Secretary of State, together with the Certificate of Formation of the Company, in order to convert the Corporation to the Company pursuant to the provisions of the Section 18-214 of the Delaware Limited Liability Company Act (the “Act”).

NOW, THEREFORE, the Member hereby forms a limited liability company for the purposes and on the terms set forth in this Agreement.

ARTICLE I

ORGANIZATION

1.01    Continuation of the Company. The Member hereby establishes the Company as a limited liability company pursuant to the provisions of this Agreement and the Act. The rights and liabilities of the Member shall be as provided in the Act, except as otherwise expressly provided herein. An authorized person executed and caused to be filed with the Secretary of State of the State of Delaware (the “State Office”) the Certificate of Formation (the “Certificate”) of the Company and the Corporation filed a Certificate of Conversion with the State Office on the date hereof in order to convert the Corporation to a limited liability company pursuant to the Act.

1.02    Office of the Company. The Company shall have its principal office at 680 South Fourth Street, Louisville, Kentucky 40202, or at such place or places inside or outside the State of Delaware as the Board of Managers may designate from time to time.

1.03    Registered Office and Agent. The Company shall have its registered office in the State of Delaware at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

1.04    Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall have all powers necessary and appropriate for the accomplishment of such purposes that are conferred upon limited liability companies under the Act.

1.05    Term of the Company. The existence of the Company commenced as of the date that the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until dissolution thereof in accordance with the provisions of the Act and this Agreement.

1.06    Members. The name of the Member is as set forth above in the preamble to this Agreement.

1.07    Admission of Additional Members. One or more additional Members of the Company may be admitted to the Company with the consent of the Board of Managers.

ARTICLE II

MANAGEMENT OF THE COMPANY

2.01    Management and Control.

(a)    Subject to Section 2.01(e), the Company shall be managed by a “board of managers” (the “Board of Managers”), which shall have the right, power and authority to conduct the business and affairs of the Company (whether for the Company itself or where the Company is acting in its capacity as a direct or indirect member, partner or owner of any other company or partnership) and do all things necessary to carry on the business of the Company, and, subject to Section 2.01(e), is hereby authorized to take any action of any kind and to do anything and everything the Board of Managers deems necessary or appropriate in accordance with the provisions of this Agreement and applicable law.

(b)    Subject to Section 2.01(e), the Board of Managers shall have the full and exclusive right, power and authority to act on behalf of the Company (whether the Company is acting in its own behalf or in its capacity as a direct or indirect member, partner or owner of any other company).

(c)    The Board of Managers is hereby authorized to appoint one or more officers of the Company (each, an “Officer”), including, without limitation, a President, a Secretary, one or more Vice Presidents and one or more Assistant Secretaries and Assistant Vice Presidents. Each such Officer shall have delegated to him or her the authority and power to execute and deliver on behalf of the Company (and to cause the Company to perform) any and all such contracts, certificates, agreements, instruments and other documents, and to take any such action, as the Board of Managers deems necessary or appropriate, all as may be set forth in a written delegation of authority executed by the Board of Managers. In addition, unless the Board of Managers decides otherwise, if the title given to such Officer is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The Officers shall serve at the pleasure of the Board of Managers, and the Board of Managers may remove any person as an Officer and/or appoint additional persons as Officers, as the Board of Managers deems necessary or desirable. Any person or entity dealing with the Company may conclusively presume that an Officer specified in such a written delegation of authority who executes a contract, certificate, agreement, instrument or other document on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company upon execution by such Officer.

(d)    As of the date hereof, the individuals set forth on Schedule A to this Agreement are hereby appointed to the offices of the Company set forth opposite their names.

(e)    Notwithstanding anything to the contrary herein, none of the Company and its Managers and Officers shall take any action, or enter into any arrangement or contract to do any action, that would require the approval of the Board of Managers and/or the members of the Company’s ultimate holding company under the organizational documents of the Company’s ultimate holding company or entity, unless the requisite approval of such Board of Managers or members has been obtained.

2.02    Board of Managers.

(a)    The Board of Managers shall consist of one or more managers (each, a “Manager”) as determined by the Member. Initially, the Board of Managers will consist of James T. Flowers, Joel W. Day and Joseph L. Landenwich.

(b)    Each Manager shall serve at the pleasure of the Member. The Board of Managers shall at all times only consist of the Managers appointed by the Member.

(c)    The Member shall have the power to remove any Manager and/or to appoint a Manager by delivering notice to the Company, which removal or appointment shall become effective immediately upon receipt by the Company of such notice. Vacancies on the Board of Managers shall be filled by the Member. The Managers shall not have the authority to appoint successor Managers.

(d)    (i) Special meetings of the Board of Managers may be called by any Manager on at least forty-eight hours’ prior written notice of the time and place of such meeting; provided, however, that such notice requirement shall be deemed waived by any Manager who is present at the commencement of any such special meeting. Regular and special meetings may be held at any place designated from time to time by the Company, including meetings by telephone conference. A majority of Managers shall constitute a quorum for action; provided, however, that any Manager who is absent from a meeting or who abstains from voting with respect to a decision submitted to the Board of Managers shall be deemed to have cast a vote against approval of such matter.

(ii)    Actions taken or approved by the Board of Managers will be evidenced by a written resolution prepared within ten (10) business days of a meeting of the Board of Managers and approved in writing by the Managers who were present at such meeting and who adopted such resolutions, it being understood and agreed that until such time as such resolution shall have been so approved in writing the Company shall not take any action with respect to such matter.

(iii)    Any action required or permitted to be taken at a meeting of the Board of Managers may be taken without a meeting if a written consent setting forth the action so taken is signed (by either manual or facsimile signature) by all of the Managers. Any such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of such Managers. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. Copies of all such written consents shall be sent to the Member and filed in the Company’s records.

2.03    Authorized Person. Joseph L. Landenwich shall be an authorized person within the meaning of the Act to file the Certificate, the filing of which is hereby ratified in all respects.

ARTICLE III

CAPITAL CONTRIBUTION; DISTRIBUTIONS

3.01    Initial Capital Contribution; Membership Interests. The Member has contributed all of the capital of the Company (the “Capital Contribution”). The Member shall hold all of the membership interests in the Company (the “Membership Interest”).

3.02    Additional Capital Contributions. The Member shall not be obligated to make any additional contribution to the capital of the Company. If additional Capital Contributions are called for, the Member may make additional Capital Contributions at such times and in such amounts as may be determined by the Member.

3.03    Distributions. Distributions shall be made to the Member at the time and in the aggregate amounts determined by the Board of Managers. Notwithstanding any provisions to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law. Distributions may be made in cash or in-kind. The Board of Managers may reserve amounts for anticipated expenses or contingent liabilities of the Company

3.04    Calculation of Profits and Losses. The profits and losses of the Company shall be determined for each fiscal year in accordance with U.S. generally accepted accounting principles.

3.05    Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

ARTICLE IV

DISSOLUTION AND TERMINATION OF THE COMPANY

4.01    Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Board of Managers, (b) approval of the dissolution by the Member, (c) the bankruptcy or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company or (d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

4.02    Winding Up. Upon dissolution of the Company, the Member shall proceed to wind up the affairs of the Company and distribute its assets.

4.03    Liquidation and Termination. Upon dissolution of the Company, the Member shall pay the liabilities of the Company and make distributions in the following manner and order:

(a)    to creditors, including the Member, if it is a creditor to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by establishment of reserves); and

(b)    to the Member.

At such time as the distributions provided for in (i) and (ii) above have been made, the Member shall cause a certificate of cancellation to be filed cancelling the certificate and the Company shall terminate.

ARTICLE V

LIABILITY, EXCULPATION AND INDEMNIFICATION

5.01    Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person (as defined below) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. The failure of a limited liability company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on any Member or Manager for liabilities of the limited liability company.

5.02    Exculpation. To the fullest extent not prohibited by law, no Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company except, with respect to any Covered Person other than a Member, for any such loss, damage or claim as may be attributable to fraud, willful violation of law, willful misconduct or gross negligence on the part of such Covered Person. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid. To the fullest extent not prohibited by law, no Manager shall owe any fiduciary duties to the Company or any other Covered Person and no Manager shall be liable to the Company or any other Covered Person for breach of any fiduciary duty, provided that such disclaimer shall not apply to the extent a Manager’s act or omission was attributable to such Manager’s breach of the implied covenant of good faith, fraud, willful violation of law, willful misconduct or gross negligence.

5.03    Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold harmless each Covered Person from and against any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement) (each a “Loss” and collectively “Losses”) resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company except, with respect to any Covered Person other than the Member, for any such Loss as is attributable to fraud, willful violation of law, willful misconduct or gross negligence on the part of such Covered Person.

5.04    Advancement of Expenses. To the fullest extent permitted by applicable, law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, lawsuit, action or proceeding for which indemnification is sought under this Section shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, lawsuit, action or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be finally judicially determined that the Covered Person is not entitled to be indemnified as authorized in Section 5.03.

5.05    Covered Person. For purposes of this Article V, “Covered Person” shall mean the Member, any affiliate of the Member, any officer, director, shareholder, partner, member, employee, representative or agent of any of the foregoing, and any Manager, Officer, employee or agent of the Company.

ARTICLE VI

GENERAL PROVISIONS

6.01    Assignments. The Member may transfer or assign in whole or in part its limited liability company interest in the Company with the consent of the Board of Managers. If a Member transfers all or any portion of its interest in the Company pursuant to this Section 6.01, the transferee shall be admitted to the Company as a member (and shall thereafter be a “Member”) upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer. If a Member transfers all of its interest in the Company, immediately following the admission of the transferee Member, the transferor Member shall cease to be a member of the Company. Upon the consent of the Board of Managers to the assignment, in whole or in part, of a Member’s limited liability company interest in the Company, Schedule A hereto shall be amended accordingly.

6.02    Withdrawal. A Member may at any time withdraw from the Company with the consent of the Board of Managers. If the withdrawal of a Member pursuant to this Section 6.02 would cause there to be no remaining members, an additional member shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the withdrawal, and, immediately following such admission, the withdrawing Member shall cease to be a member of the Company. Upon the withdrawal of a Member from the Company, Schedule A shall be amended accordingly.

6.03    Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

6.04    Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

6.05    Notices. All notices or other communications given or made under this Agreement shall be in writing, which may include facsimile or email. Notices or other communications shall be delivered to the Member at c/o TPG VII Management, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102 or afliss@tpg.com, Attn: Adam Fliss, General Counsel, and to the Company at 680 South Fourth Street, Louisville, Kentucky 40202 or joseph.landenwich@kindred.com, Attn: Joseph L. Landenwich, General Counsel and Corporate Secretary, or at such other addresses as the Member may specify to the Company or the Company may specify to the Member in a written notice pursuant to this Section 6.05.

6.06    GOVERNING LAW; SEVERABILITY OF PROVISIONS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. IF ANY PROVISION OF THIS AGREEMENT SHALL BE HELD TO BE INVALID, THE REMAINDER OF THIS AGREEMENT SHALL NOT BE AFFECTED THEREBY.

6.07    Limitation on Rights of Others. The provisions of this Agreement, including Section 3.02 and 4.03, are intended solely to benefit the Member (and, with respect to Article V, the Covered Persons) and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third party beneficiary of this Agreement). Furthermore, the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement. Nothing in this Agreement shall be deemed to create any legal or equitable right, remedy or claim in any person not a party hereto (other than a Covered Person with respect to Article V).

6.08    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Member and its successors and assigns.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned Member has executed this Limited Liability Company Agreement as of July 2, 2018.

MEMBER:

KENTUCKY HOMECARE INTERMEDIATE, INC.

/s/ Adam Fliss
Name:	Adam Fliss
Title:	Vice President

SCHEDULE A

OFFICERS

Benjamin A. Breier	President and Chief Executive Officer
John J. Lucchese	Chief Financial Officer
Stephen R. Cunanan	Chief Administrative Officer and Chief People Officer
William M. Altman	Executive Vice President, Strategy and Chief of Staff
Jason Zachariah	President, Kindred Rehabilitation Services
Joseph L. Landenwich	General Counsel and Corporate Secretary
Pete K. Kalmey	President, Hospital Division
Douglas L. Curnutte	Senior Vice President, Corporate Development
Cristina E. O’Brien	Vice President, Real Estate Counsel
Jeffrey P. Stodghill	Vice President and Corporate Counsel
Joseph B. Miller	Senior Vice President and Corporate Counsel
Michael J. Bean	Vice President, Tax
Marc D. Rothman, M.D.	Senior Vice President and Senior Chief Medical Officer
Mark A. Laemmle	Senior Vice President, Corporate Finance
Richard Algood	Senior Vice President, Reimbursement
Tamila Johnson-White	Senior Vice President and Chief Compliance Officer
Charles H. Wardrip	Chief Information Officer
James T. Flowers	Senior Vice President, Corporate Finance and Treasurer
Michael Warrington	Chief Operating Officer, Hospital Division
Sean R. Muldoon, M.D.	Senior Vice President and Chief Medical Officer, Hospital Division
Lorene Perona	Vice President, Chief Clinical Officer, Hospital Division
Sally L. Brooks, M.D.	Vice President, Medical Development
Vonda K. Black	Vice President, Rehabilitation Services, Kindred Rehabilitation Services
Mary D. Van de Kamp	Senior Vice President, Quality, Kindred Rehabilitation Services
Beth Rosenbaum	Senior Vice President and Chief Counsel, Kindred Rehabilitation Services
James Poullard	Vice President, Pharmacy and Laboratory Services
Edward Goddard	Vice President, Labor Relations
John Haralson	Vice President, Construction
C. Michael Grannan	Vice President, Purchasing
Jeffrey M. Jasnoff	Senior Vice President, Human Resources Operations
Hans E. Koehler	Senior Vice President, Liability Claims
Susan E. Moss	Senior Vice President, Marketing and Communications
Andrea R. Romisher	Senior Vice President, Compensation and Benefits
Raymond J. Sierpina Jr.	Senior Vice President, Public Policy and Government Affairs
David R. Windhorst	Vice President, Financial Systems Development
Anne S. Woods	Vice President, Internal Audit
Charles Lebo	Vice President, Chief IT/IS Security Officer
Joel W. Day	Senior Vice President, Operational Finance
Steve Kubiatowski	Senior Vice President & Deputy General Counsel, Litigation & Government Investigations
Deidra Byrd	Senior Vice President and Employment Counsel
Robin Wileman	Vice President, Analytics and Architecture
Joseph DeVenuto	Vice President, Clinical/Business Systems Development
Adam Darvish	Senior Vice President, Network Development, Hospital Division
Barmi Akbar	Senior Vice President, Continue the Care
Garett Jackson	Senior Vice President, Chief Financial Officer, Hospital Division
Marty Mann	Vice President, Strategic Partnerships, Kindred Rehabilitation Services
Stephen Dobler	Vice President, Finance, Administration and Human Resources
Stacie Winkler	Vice President and Chief Counsel, Hospital Division
Daniel Moriarty	Senior Vice President, Risk Management

Glenda Mack	Vice President, Operations, Kindred Rehabilitation Services
Russ Bailey	Chief Operating Officer, Kindred Hospital Rehabilitation Services
Brian Holzer, M.D.	President, Lacuna Health
Heather Crawford	Senior Vice President, Clinical Operations, Hospital Division
Joseph Fuller	Vice President, Chief Financial Officer, Kindred Rehabilitation Services
Julie Viers	Vice President and Assistant Controller
Sharon Lee	Vice President, Managed Care
Vance Collins	Vice President, Operations and Technical Services
Michael Moody	Senior Vice President, Sales and Business Development, Hospital Division
Audra Early	Senior Vice President, Strategy and Network Development
Linn Billingsley	Vice President, Regional Operations, Hospital Division
Tracy Saunders	Vice President, Regional Operations, Hospital Division
Timothy Simpson	Vice President, Regional Operations, Hospital Division